UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Clear Channel Outdoor Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

SUPPLEMENT TO PROXY STATEMENT

Death of Director

We recently learned of the death of one of the members of our Board of Directors, Thomas R. Shepherd, who died on March 19, 2016. We learned of Mr. Shepherd’s death after we finalized the 2016 Proxy Statement for the 2016 Annual Meeting of Shareholders, which is being held in San Antonio, Texas, on May 27, 2016. Mr. Shepherd was a Class II director and was not up for re-election at our 2016 Annual Meeting and his death does not affect the proposals to be voted on by shareholders at our 2016 Annual Meeting. However, we would like to inform you of changes in certain information appearing in our 2016 Proxy Statement resulting from Mr. Shepherd’s death.

•	There are currently eight members of our Board of Directors. We have yet to decide who will succeed Mr. Shepherd as a Class II director or when a new Class II director will be appointed to fill the resulting vacancy. Our Board of Directors may appoint a director to fill the Class II director vacancy at any time by an affirmative vote of a majority of the remaining directors.

•	The table appearing on Page 12 of the 2016 Proxy Statement reporting the beneficial ownership of our Class A common stock by holders of more than 5% of our Class A common stock and our directors and executive officers as of April 7, 2016, includes information regarding Mr. Shepherd’s beneficial ownership of Class A common stock. If the shares of Class A common stock previously included as being beneficially owned by Mr. Shepherd as of April 7, 2016, were not included in the total shares of Class A common stock owned by directors and executive officers as a group, the total number of shares of Class A common stock would be reduced by 59,535 shares, and the total number of directors and executive officers as a group would be reduced to 14.

Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the 2016 Proxy Statement and proxy card remain accurate and should be considered in voting your shares.

San Antonio, Texas

April 15, 2016